NON-QUALIFIED STOCK OPTION AGREEMENT


      THIS AGREEMENT made and entered into as of April 20, 1999, by and between AUTO NETWORK GROUP, INC., an Arizona corporation (the "Company"), and DENNIS E. HECKER, a Minnesota resident (the "Optionee");

                             W I T N E S S E T H:

      WHEREAS,  the Optionee has  consented to serving as a consultant  to the;
and

      WHEREAS, the Company desires to afford the Optionee an opportunity to purchase shares of its common stock, no par value, (the "Common Stock"),

      NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

      1. GRANT OF OPTION. The Company hereby grants to the Optionee the right and option (hereinafter called the "Option") to purchase all or any part of an aggregate of three million (3,000,000) shares of Common Stock (the "Option Shares") (such number being subject to adjustment as provided in Paragraph 4 hereof) on the terms and conditions herein set forth. The Option is a non-qualified stock option under the Internal Revenue Code of 1986, as amended.

      2. PURCHASE PRICE. Subject to the provisions of Paragraph 4 hereof, the purchase price for the Option Shares shall be $3.00 per share, which has been determined to be the fair market value of the Option Shares at the date of grant of the Option.

      3. TERM AND VESTING OF OPTION. The Option shall expire (the "Expiration Date") on the close of business on the tenth anniversary of the date hereof.
Prior to the Expiration Date, the Optionee shall be entitled to exercise the Option as to all or any part of the Option Shares which have theretofore become vested. The Option Shares shall vest and become exercisable as follows: (1) 1,000,000 shares in the event the closing sales price of the Company's Common Stock during any five (5) consecutive trading days closes at or above $5.00 per share (adjusted for any stock dividends, stock splits or similar events after the date hereof); (2) 1,000,000 shares in the event the closing sales price of the Company's Common Stock during any five (5) consecutive trading days closes at or above $7.00 per share (adjusted for any stock dividends, stock splits or similar events after the date hereof); and (3) 1,000,000 shares in the event the closing sales price of the Company's Common Stock during any five (5) consecutive trading days closes at or above $10.00 per share (adjusted for any stock dividends, stock splits or similar events after the date hereof); provided, however, in the event of (i) the sale of all or substantially all of the assets of the Company, or (ii) a merger, consolidation or other reorganization of the Company in which the shareholders of the Company immediately prior to such merger, consolidation or reorganization constitute less than fifty-one percent (51%) of the voting power of the surviving corporation, then all of the shares subject to the Option shall be vested and exercisable in full upon the occurrence of such event.

      4. ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. If all or any portion of this Option shall be exercised subsequent to any share dividend, recapitalization, merger, consolidation, exchange of shares or reorganization as a result of which shares of any class shall be issued in

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respect to  outstanding  Common Stock,  or if Common Stock shall be changed into the same or a different number of shares of the same or another class or classes, the person so exercising this Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares to which they would have been entitled if Common Stock (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in Paragraph 2 hereof) and had not been disposed of. No fractional share shall be issued upon any such exercise and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued.

      5. METHOD EXERCISE. Subject to the terms and conditions of this Agreement, the Option may be exercised by written notice to the Company at its principal office and place of business. Such notice shall state the election to exercise the Option and the number of Option Shares in respect of which it is being exercised, and shall be signed by the person so exercising the Option. Such notice shall be accompanied by the payment of the full purchase price of such Option Shares and the delivery of such payment to the Treasurer of the Company. The certificate for the Option Shares as to which the Option shall have been so exercised shall be registered in the name of the person exercising the Option. If the Optionee shall so request in the notice exercising the Option, the certificate shall be registered in the name of the Optionee and another person jointly with right of survivorship, and shall be delivered as provided above to or upon the written order of the person exercising the Option. In the event the Option shall be exercised by any person other than Optionee, such notice shall be accompanied by appropriate proof of the right of such person to exercise the Option.

      6. RESERVATION OF SHARES. The Company shall, at all times during the term of the Option, reserve and keep available such number of shares of its capital stock as will be sufficient to satisfy the requirements of this Agreement, and shall pay all original issue and transfer taxes with respect to the issue and transfer of Option Shares pursuant hereto, and all other fees and expenses necessarily incurred by the Company in connection therewith.

      7. NO RIGHTS AS STOCKHOLDER. The holder of the Option shall not have any of the rights of a stockholder with respect to the Option Shares covered by the Option except to the extent that one or more certificates for shares shall be delivered to him upon the due exercise of the Option.

      8. REGISTRATION. The Company shall register the sale of the shares issuable upon the exercise of this Option on an appropriate form of Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and shall maintain the effectiveness of such registration statement so long as the Option is outstanding.

      9. MISCELLANEOUS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, successors, assigns and representatives and shall be governed by the laws of the State of Minnesota. Optionee may assign its rights under this Agreement.


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      IN WITNESS  WHEREOF,  this  Agreement has been duly executed as of the day and year first above written.

                                    AUTO NETWORK GROUP, INC.



                                    By   /S/MARK MOLDENHAUER
                                         Mark  Moldenhauer, Vice President


                                    /S/DENNIS E. HECKER
                                    Dennis E. Hecker